                                                             EXHIBIT 99(c)(2)





CONFIDENTIAL




Presentation to:

AGENCY.COM


PRESENTATION TO THE SPECIAL COMMITTEE



June 18, 2001






                                                     [LOGO SALOMON SMITH BARNEY]

CONFIDENTIAL MATERIAL PRESENTED TO THE SPECIAL COMMITTEE OF THE BOARD OF DIRECTORS OF AGENCY.COM

The following pages contain material provided to the Special Committee of the Board of Directors of AGENCY.COM. The information utilized in preparing this following material was obtained from AGENCY.COM and publicly available documents. Estimates and projections for AGENCY.COM used herein have been prepared by AGENCY.COM, are based on information provided by AGENCY.COM, or have been obtained from publicly available documents. Such estimates and projections involve numerous and significant subjective determinations, which may or may not prove to be correct, and Salomon Smith Barney expresses no opinion with respect to such estimates and projections. No representation or warranty, express or implied, is made as to the accuracy or completeness of any information contained herein and nothing contained herein is, or shall be relied upon as, a promise or representation, whether as to the past or the future. Because this material was prepared for use in the context of an oral presentation to the Special Committee of the Board of Directors of AGENCY.COM, which is familiar with the business and affairs of AGENCY.COM, none of AGENCY.COM, its directors or Salomon Smith Barney or any of their respective legal or financial advisors or accountants take any responsibility for the accuracy or completeness of any of the material contained herein if used by persons other than the Special Committee of the Board of Directors of AGENCY.COM. Neither AGENCY.COM, its directors nor Salomon Smith Barney undertakes any obligation to update or otherwise revise the accompanying materials. Nothing contained herein is intended to constitute legal, tax or accounting advice and should not be considered as such.







                                                     [LOGO SALOMON SMITH BARNEY]

TABLE OF CONTENTS

      1     TRANSACTION OVERVIEW

      2     OVERVIEW OF AGENCY.COM

      3     VALUATION ANALYSIS

            APPENDIX

            A.  Company Profiles
            B.  Equity Discount Rate Calculation








                                                     [LOGO SALOMON SMITH BARNEY]

1     TRANSACTION OVERVIEW






                                                     [LOGO SALOMON SMITH BARNEY]

TRANSACTION BACKGROUND

SALOMON SMITH BARNEY IS PLEASED TO ADVISE THE SPECIAL COMMITTEE OF AGENCY.COM


o Salomon Smith Barney ("SSB") has had an on-going relationship with AGENCY.COM ("ACOM" or "the Company") since 1996:

      o     1999: SSB co-lead on IPO
      o     1999: Initiated research coverage

o As such, SSB was asked by the Board of Directors of ACOM to explore strategic alternatives for the Company in March 2001

o     SSB contacted 83 potentially interested parties

      o     A dozen meetings or conference calls were scheduled with management
      o Five potential partners showed some interest in continuing conversations

o On April 2, 2001 Omnicom announced that it was forming a joint venture with Pegasus, called Seneca

      o Omnicom would contribute its IT Services holdings to the joint venture (including the 14,760,278 ACOM common shares and 5,168,000 warrants originally acquired in September 1996)

o On May 14, 2001 Seneca announced an agreement to buy 9 million shares from certain ACOM founders at $1.42 cash plus certain earnout provisions

o Additionally, Seneca made an offer on May 14, 2001 to acquire the remaining public shares for $3.00 per share in cash

o A Special Committee was formed to evaluate the offer. After some negotiations, Seneca agreed to consider offering $3.35 in cash








                                                     [LOGO SALOMON SMITH BARNEY]
1

TRANSACTION TIMELINE


--------------------------------------------------------------------------------
DATE                       EVENT
--------------------------------------------------------------------------------

March 20, 2001             Discussion with SSB relating to strategic
                           alternatives

March 28, 2001             SSB began exploratory conversations on ACOM's behalf

April 2, 2001              Omnicom announced agreement with Pegasus to form a
                           joint venture called Seneca

April 26, 2001             SSB presented the preliminary findings to the Board
                           of Directors

                              o   24 interested parties had shown some interest

May 12, 2001               Special Committee formed

                              o   Constituents:
                                  -     Jeffrey F. Rayport
                                  -     Thomas DeLong

May 14, 2001               Certain ACOM founders and Seneca enter into agreement

                              o $3.00 cash offer to public shareholders (a 46% premium to 5/13/01 price of $2.05)

June 1 and June 8, 2001    Special Committee met with Seneca

June 15, 2001              Seneca agreed to consider a $3.35 revised cash offer
                           to public shareholders (a 63% premium to 5/13/01
                           price of $2.05)

                              o   Subject to:
                                  -  The receipt of a Fairness Opinion from SSB
                                  -  The Special Committee recommending the
                                     transaction to the ACOM Board of Directors
                                  -  Satisfactory completion of the merger
                                     agreement
                                  -  Settlement of stockholder litigation






                                                     [LOGO SALOMON SMITH BARNEY]
2

SUMMARY OF POTENTIAL STRATEGIC PARTNERS CONTACTED


--------------------------------------------------------------------------------

                              83 PARTIES CONTACTED

--------------------------------------------------------------------------------


                           24 EXPRESSED SOME INTEREST


--------------------------------------------------------------------------------

                          12 MEETINGS/CONFERENCE CALLS
                                 WERE SCHEDULED

--------------------------------------------------------------------------------

                                5 EXPRESSED SOME
                                FURTHER INTEREST

--------------------------------------------------------------------------------

                                     1 BID

--------------------------------------------------------------------------------







                                                     [LOGO SALOMON SMITH BARNEY]
3

TRANSACTION SUMMARY



                               [PIE CHART OMITTED]





19.9 million Seneca Shares
15.1 million Public Shares Governed by Agreement and Plan of Merger (6/14/01)
9.0 million Founders Shares Governed by Share Purchase Agreement (5/14/01)


-----------------------------
Note: Share count includes 5,168,000 million warrants held by Seneca with an exercise price of $0.005; excludes options.






                                                     [LOGO SALOMON SMITH BARNEY]

KEY TRANSACTION TERMS - PUBLIC SHAREHOLDERS

------------------------------------------------------------------------------------------------
SUBJECT                                      DESCRIPTION
------------------------------------------------------------------------------------------------

Acquiror                                      Seneca Investments LLC

Sellers                                       Public shareholders of AGENCY.COM Ltd.

Consideration                                 $3.35 in cash per AGENCY.COM share

Transaction Structure                         Reverse triangular merger; taxable
                                              May wish to combine with a tender offer

Deal Protection                               None

Selected Conditions to Closing                66 2/3% approval by non-Seneca shareholders
                                              No material adverse change

Termination Date                              December 31, 2001

Anticipated Closing                           Q3 2001

-------------------------------------------------------------------------------------------------





                                                     [LOGO SALOMON SMITH BARNEY]

KEY TRANSACTION TERMS - CERTAIN ACOM FOUNDERS

--------------------------------------------------------------------------------------------------------------
SUBJECT                                       DESCRIPTION(a)
--------------------------------------------------------------------------------------------------------------

Acquiror                                      Seneca Investments LLC

Sellers                                       AGENCY.COM founders - Chan Suh, Chief Executive Officer
                                                                    Kyle Shannon, Chief People Officer
                                                                    Kenneth Trush, Executive Vice President

Price and Form of Consideration               See details on following page

Indemnification                               Several and not jointly
                                              For breach of covenant or representation and warranties
                                              (survival of lesser of 2 year or Merger closing)

Deal Protection                               Fully locked-up

Selected Conditions to Closing                Subject to HSR waiting period
                                              No material adverse change
                                              Submission of Merger Proposal by Seneca to AGENCY.COM (closing of Merger not required)

Termination Date                              September 30, 2001

Anticipated Closing                           Q3 2001

--------------------------------------------------------------------------------------------------------------





-----------------------
(a)  Based on Share Purchase Agreement dated 5/14/01.


                                                     [LOGO SALOMON SMITH BARNEY]

EARNOUT PURCHASE PAYMENTS
----------------------------------------------------------------------------------------------------------------------------------
PAYMENT                                       DATE                       SUMMARY OF PAYMENT
----------------------------------------------------------------------------------------------------------------------------------
Closing Payment                               Closing date of 2nd        Product of $10 million and (Purchased Shares / 10,600,000)
                                              stage:  merger
----------------------------------------------------------------------------------------------------------------------------------
First Interim Payment (FIP)                   Closing date of 2nd        Product of $5 million and (Purchased Shares / 10,600,000)
                                              stage:  merger plus 10
                                              days
----------------------------------------------------------------------------------------------------------------------------------
Second Interim Payment (SIP)                  Within 10 days annual      100% of 2002 Profit Before Taxes
                                              determination for 2002
----------------------------------------------------------------------------------------------------------------------------------
Third Interim Payment (TIP)                   Within 10 days of annual   50% of 2003 Profit Before Taxes
                                              determination for 2003
----------------------------------------------------------------------------------------------------------------------------------
Fourth Interim Payment (IP-4)                 Within 10 days of annual   Product of (Purchased Shares / Shares Outstanding) and
                                              determination for 2004     (2003+ 2004 Net Income) x 12 / 4 - (CP + SIP + TIP)

                                                                         However in no event will IP-4 payment be less than
                                                                         $5 million if 2004 Net Income is greater than $16 million
----------------------------------------------------------------------------------------------------------------------------------
Fifth Interim Payment (IP-5)                  Within 10 days of annual   Product of (Purchased Shares / Shares Outstanding) and
                                              determination for 2005     (2003 + 2004 + 2005 Net Income) x 12 / 4 -
                                                                         (CP + SIP + TIP + IP-4)
----------------------------------------------------------------------------------------------------------------------------------
Sixth Interim Payment (IP-6)                  Within 10 days of annual   Product of (Purchased Shares / Shares Outstanding) and
                                              determination for 2006     (2003+ 2004 + 2005 + 2006 Net Income) x M / 4 -
                                                                         (CP + SIP + TIP + IP-4 +IP-5)

                                                                         M defined as being 10 if Average Profit Before Taxes is
                                                                         less than 12% and 12 if Average Profit Before Taxes
                                                                         greater than 12%
----------------------------------------------------------------------------------------------------------------------------------


Note: Net Income and Profit Before Tax excludes extraordinary items and amortization of goodwill, according to the Share Purchase Agreement. Shares outstanding defined as the number of outstanding shares of common stock of the outstanding as of the Closing Date plus any shares of common stock of the Company issuable pursuant to warrants less shares of common stock of the Company issued pursuant to exercise of options outstanding as of March 31, 2001.

-----------------------------



                                                     [LOGO SALOMON SMITH BARNEY]

2     OVERVIEW OF AGENCY.COM




                                                     [LOGO SALOMON SMITH BARNEY]

CURRENT CONSULTING MARKET ENVIRONMENT

THE IT SERVICES MARKET HAS SLOWED OVERALL, WITH ESERVICES FIRMS FEELING THE BRUNT OF THE SLOWDOWN.

o     The IT Services sector is at a historical low for valuation levels

      o     There have been 4 IT Services bankruptcies in the last 3 quarters

      o     75 of 92 IT Services stocks are trading below $10 per share

      o There are 8 IT Services IPOs since 1999 that are trading below cash value

      o There are 13 IT Services IPOs since 1999 that are trading less than or close to $1.00 per share

      o IT Services firms focused on Internet solutions ("eServices") are off 92% from their 52-week highs

o The last three quarters of results confirmed it is a challenging environment for IT Services providers, in particular "eServices" oriented firms

o Economic conditions have caused companies to make IT spending cuts in projects, issue smaller deal sizes, spend less and lower budgets

o Consulting has typically been the first area being cut during the current IT spending slowdown

o Enterprise spending for IT Services continues to decline in both volume and pricing, and pricing is becoming more of an issue

o Consulting companies cannot provide any long-term guidance due to complete lack of visibility on their pipelines



IN THE FACE OF THIS DECLINING ENVIRONMENT, ACOM WAS FACING SIGNIFICANT CASH BURN, THE NEED FOR ADDITIONAL RATIONALIZATION AND, ULTIMATELY, A POTENTIAL DELISTING




                                                     [LOGO SALOMON SMITH BARNEY]

PREMIUM ANALYSIS


                                                                  CERTAIN ACOM FOUNDERS    COMPARABLE COMPANY  PRECEDENT TRANSACTION
                                                               ---------------------------      MULTIPLE              MULTIPLE
                                                    SENECA     CASH PAYMENT  LOW     HIGH    REFERENCE RANGE      REFERENCE RANGE
($ IN MILLION, EXCEPT                                 OF       --------------------------- ------------------  ---------------------
 PER SHARE, DATA)                  MARKET (a)       $3.35         $1.42     $2.29    $5.04     LOW     HIGH        LOW      HIGH
                               Premium (Discount) to Parameter
------------------------------------------------------------------------------------------------------------------------------------
Market               $  2.65                         26.4%        (46.6%)   (13.5%)   90.1%
52 Week High           27.56                        (87.8)        (94.9)    (91.7)   (81.7)
52 Week Low             1.10                        204.5          28.6     108.3    358.0
------------------------------------------------------------------------------------------------------------------------------------
Market Value of
  Public Float (b)                  $40.0           $50.6         $21.4    $ 34.6   $ 76.1
------------------------------------------------------------------------------------------------------------------------------------
Equity Value (c)                   $121.2          $154.2         $63.2    $104.4   $237.1
Firm Value (d)                       55.0            87.9          (3.1)     38.1    170.8
------------------------------------------------------------------------------------------------------------------------------------
Revenue                        Firm Value/Revenue
 LTM                 $204.6           0.3x           0.4x            NM       0.2x     0.8x    0.3x    0.6x        0.3x     0.5x
 2001E (e)            125.1           0.4            0.7             NM       0.3      1.4     0.3     0.6          --       --
 2002E (e)            144.0           0.4            0.6             NM       0.3      1.2     0.1     0.5          --       --
------------------------------------------------------------------------------------------------------------------------------------

(a)   Share price as of market close June 15, 2001.

(b) Market price multiplied by the public float of 15,105,324 shares, representing 38,832,317 common shares outstanding less 14,760,278 shares previously owned less 8,966,715 total shares purchased from management by Seneca.

(c) Fully diluted share count based on 38,832,317 share outstanding, 10,546,338 options outstanding with a weighted average exercise price of $10.20 and 5,168,000 warrants outstanding with an exercise price of $0.005.

(d) Firm Value equals Equity Value less Cash and Marketable Securities of $71.8 plus assumed Debt of $5.5.

(e)   Based on SSB research estimates.





                                                     [LOGO SALOMON SMITH BARNEY]

AGENCY.COM RECENT STOCK PRICE PERFORMANCE

Daily data = June 15, 2000 through June 15, 2001




                        [CHART OF PRICE AND VOLUME OMITTED]




Note: SSB did not approach or have any interaction with the 1 bid received from Seneca. SSB learned about the bid from the news release on 5/14/01.





                                                     [LOGO SALOMON SMITH BARNEY]

RECENT TRADING IN AGENCY.COM SHARES

--------------------------------------------------------------------------------





SINCE MAY 14, WHEN SENECA ANNOUNCED THAT IT HAD REACHED AN AGREEMENT TO ACQUIRE MANAGEMENT'S SHARES AND SIMULTANEOUSLY OFFERED $3.00 CASH PER SHARE FOR THE REMAINING SHARES OUTSTANDING, THE STOCK PRICE HAS REMAINED WELL BELOW THE $3.00 OFFER PRICE.




                                [GRAPHIC OMITTED]






--------------------------------------------------------------------------------


                                                     [LOGO SALOMON SMITH BARNEY]

RELATIVE STOCK PRICE PERFORMANCE


Daily data = June 15, 2000 through June 15, 2001





[GRAPHIC COMPARING AGENCY.COM STOCK PRICE TO SSB PEER GROUP INDEX: (DTAS, MMPT, OGNC, RAZF) AND NASDAQ COMPOSITE INDEX OMITTED]







                                                     [LOGO SALOMON SMITH BARNEY]

RECENT RESEARCH

-----------------------------------------------------------------------------------------------------------------------------------
                                                            PRICE        2001E       2002E
FIRM/ANALYST                     DATE       RATING          TARGET        EPS         EPS       COMMENTS
-----------------------------------------------------------------------------------------------------------------------------------

Salomon Smith Barney             5/15/01    Neutral/         $3.00       ($0.53)     ($0.19)    No additional guidance for 2001
CHRISTOPHER E. PAUL                         Speculative                                         was provided, reflecting the
                                                                                                company's limited visibility.  (The
                                                                                                company's Q2) guidance is well
                                                                                                below our current 2Q01 revenue and
                                                                                                EPS estimates of $40 million and
                                                                                                ($0.10).

                                                                                                In light of 2Q01 guidance, we
                                                                                                expect that ACOM will generate
                                                                                                limited sequential growth for the
                                                                                                balance of 2001.
-----------------------------------------------------------------------------------------------------------------------------------

Goldman Sachs                    5/15/01    NA               NA          ($0.53)     $0.09      Although there appears to be some
GREGORY GOULD                                                                                   stabilization in the sales
                                                                                                pipeline, visibility remains low
                                                                                                and the demand environment remains
                                                                                                a challenge with timing  uncertain.
                                                                                                Therefore, we lowered our CY01
                                                                                                revenue forecast by $34 million
                                                                                                to $125 million (down 38% Y-Y),
                                                                                                resulting in sharper loss per
                                                                                                share of ($0.53) versus our
                                                                                                previous ($0.32) loss estimate and
                                                                                                compares with a $0.19 profit
                                                                                                reported in CY00.
-----------------------------------------------------------------------------------------------------------------------------------

JP Morgan H&Q                    2/7/01     Market           NA          ($0.23)     NA         Management appears to have limited
DIRK GODSEY                                 Performer                                           confidence that a resurgence in
                                                                                                demand will occur in the near
                                                                                                future, which is reflected in the
                                                                                                company's March outlook.
                                                                                                Notwithstanding the challenging
                                                                                                environment that the company
                                                                                                faces, ACOM continues to add new
                                                                                                customers (16 in 4Q00).

                                                                                                With very limited visibility in
                                                                                                the outlook for the year we remain
                                                                                                cautious.
-----------------------------------------------------------------------------------------------------------------------------------








                                                     [LOGO SALOMON SMITH BARNEY]

3     VALUATION ANALYSIS






                                                     [LOGO SALOMON SMITH BARNEY]

VALUATION SUMMARY



---------------------------------------------------------------------
Source                              Valuation
---------------------------------------------------------------------

Offer                               $3.35

Public Market
Valuation at a 30-50% Premium       $2.97 -- $5.09

Private Market Valuation            $2.97 -- $3.66

NPV of Certain ACOM
Founders Earnout Payment            $1.42 + $0 -- $1.42 + $3.62



                                                     [LOGO SALOMON SMITH BARNEY]

AGENCY.COM FINANCIAL PERFORMANCE



(Dollars in millions)
-----------------------------------------------------------------------------------------------------------------
                                          Historical                 CAGR             Projected(a)         CAGR
                           ---------------------------------------             --------------------------
                              1998           1999         2000       98-00         2001          2002      01-02
FINANCIAL SUMMARY
Revenue                    $   26.5     $    87.8     $   202.1       176.4%   $   125.1     $   144.0       15.1%
Gross Profit                   10.5          42.3         103.1       213.1         52.2          68.1       30.5
Adj EBITDA                     (1.0)          3.8           6.0        --          (28.4)         (5.4)      --
Adj EBIT                       (2.2)         (0.8)         (1.1)       --          (38.2)        (15.4)      --
Adj Net Income                 (1.9)         (3.7)          1.8        --          (20.9)         (8.1)      --
Fully Diluted Cash EPS     ($   0.11)   ($    0.15)   $     0.05       --      ($    0.53)   ($    0.19)     --
First Call Estimated           --            --            --          --      ($    0.53)   ($    0.05)     --

Operating Statistics
Revenue Growth                 --           231.9%        130.2%       --          (38.1%)        15.1%      --

Gross Margin                   39.8%         48.2%         51.0%       --           41.7%         47.3%      --
Adj EBITDA Margin              --             4.4           3.0        --           --            (3.8)      --
Adj Net Income Margin          --            --             0.9        --           --            (5.6)      --

-----------------------------------------------------------------------------------------------------------------





-----------------------

Note: Adjusted to exclude charges for stock-based compensation, goodwill amortization and restructuring costs.
(a) Based on SSB equity research estimates in conjunction with management.





                                                     [LOGO SALOMON SMITH BARNEY]

COMPANY COMPARABLE ANALYSIS:  TRADING MULTIPLES


                                            52 Week                Price(a)/            5-Yr.   Cal. '02 P/E
(Dollars in Thousands,            Stock   ------------  Equity   -------------------  Est. EPS    as % of      Firm
 Except Stock Price)     Ticker  Price(a)  Low    High  Value(b) 2001E EPS 2002E EPS  Growth(a)   5 Yr. Gr.   Value(c)
-----------------------------------------------------------------------------------------------------------------------
ADVANCED INTEGRATORS
--------------------
Digitas Inc.               DTAS  $ 5.73  $ 3.06  $ 24.88  $360,955   NM        37.0x     25.0%    147.9%      $ 332,086
Modem Media                MMPT    4.31    2.13    18.88   112,495  47.9x      20.5      40.0      51.3          80,145
Organic Inc.               OGNC    0.26    0.23    14.63    23,190   NM         NM       25.0       NA          (20,181)
Razorfish                  RAZF    0.61    0.31    23.63    59,775   NM         NM       30.0       NA           31,026
-----------------------------------------------------------------------------------------------------------------------
High                                                      $360,955  47.9x      37.0x     40.0%    147.9%      $ 332,086
Median                                                      86,135  47.9       28.7      27.5      99.6          55,586
Mean                                                       139,104  47.9       28.7      30.0      99.6         105,769
Low                                                         23,190  47.9       20.5      25.0      51.3         (20,181)
-----------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------
AGENCY.COM                 ACOM  $ 2.65  $ 1.10  $ 27.56  $121,231    NM         NM       15.0%      NA        $  54,958
-----------------------------------------------------------------------------------------------------------------------



                                                                  Margins
                                Firm Value/             ----------------------------
(Dollars in Thousands,  ------------------------------- LTM Gross    LTM       LQ
 Except Stock Price)     LTM Rev. 2001E Rev  2002E Rev   Profit     EBITDA    EBITDA
------------------------------------------------------------------------------------
ADVANCED IMEGRATORS
-------------------
Digitas Inc.                1.1x    1.2x      1.0x       43.2%      11.8%    7.4%
Modem Media                 0.6     0.7        NA        47.2        7.3     7.7
Organic Inc.               (0.2)   (0.2)     (0.2)       37.1        NM       NM
Razorfish                   0.1     0.1       0.1        40.4        NM       NM
------------------------------------------------------------------------------------
High                        1.1x    1.2x      1.0x       47.2%     11.8%     7.7%
Median                      0.6     0.7       0.6        41.8        9.5     7.5
Mean                        0.6     0.7       0.6        42.0        9.5     7.5
Low                        (0.2)   (0.2)     (0.2)       37.1        7.3     7.4
------------------------------------------------------------------------------------

------------------------------------------------------------------------------------
AGENCY.COM                  0.3x    0.4x      0.4x       49.7%       NM       NM
------------------------------------------------------------------------------------


Note: EBITDA, EBIT, Net Income to Common, and EPS adjusted for unusual and nonrecurring items.
NM: Not Meaningful for P/E and EBITDA multiple greater than 100x.
NA:  Not Available.
LTM as of March 31, 2001.
Negative firm value multiples are not included in median/mean calculation.
(a) Stock price and First Call Estimates as of 6/15/01.
(b) Equity Value equals all fully diluted shares at the stock price less any option proceeds.
(c) Firm Value equals equity value (all fully diluted shares at the stock price less any option proceeds) plus straight debt, minority interest, straight preferred stock, all out-of-the-money convertibles, less investments in unconsolidated affiliates and cash.




                                                     [LOGO SALOMON SMITH BARNEY]
16

PUBLIC MARKET VALUATION


                                                                                                                  IMPLIED EQUITY
PRIVATE MARKET COMPARABLES    COMPANY NAME  MULTIPLE RANGE  IMPLIED FIRM VALUE RANGE  IMPLIED EQUITY VALUE (a)  VALUE PER SHARE (b)
(dollars in millions, except                --------------  ------------------------  ------------------------  -------------------
 per share data)                  DATA      LOW       HIGH       LOW       HIGH           LOW       HIGH           LOW       HIGH
------------------------------------------  --------------  ------------------------  ------------------------  -------------------
FIRM VALUE/

LTM Revenues                     $204.6     0.3x      0.6X      $61.4      $122.8        $127.7    $189.1         $2.79     $4.09
2001 Revenues                     125.1     0.3       0.6        37.5        75.0         103.8     141.3          2.28      3.08
2002 Revenues                     144.0     0.1       0.5        14.4        72.0          80.7     138.3          1.79      3.01

-----------------------------------------------------------------------------------------------------------------------------------

                                                                       ------------------------------------------------------------
                                                                       AGENCY.COM REFERENCE VALUE RANGE           $2.28     $3.39
                                                                       PLUS 30-50% PREMIUM                        $2.97     $5.09
                                                                       ------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

Source: Company Filings and SSB Research estimates.

(a) Equity Value reflects Cash and Marketable Securities of $71.8 and assumed Debt of $5.5.

(b) Equity Value per share reflects 38.8 million shares, 10,842,208 Options with a Weighted Average Exercise Price of $10.20 and 5,168,000 Warrants with a Weighted Average Exercise Price of $0.01.







                                                     [LOGO SALOMON SMITH BARNEY]

MOST RELEVANT PUBLIC/PUBLIC IT SERVICES PRECEDENT TRANSACTIONS

RECENT RELEVANT PUBLIC IT SERVICES PRECEDENT TRANSACTIONS ARE IN LINE WITH CURRENT OFFER FROM SENECA.


Public/Public Acquisitions
($ in millions)

                                                                                              Premium               Firm Value
                                                                                      -----------------------  ---------------------
  Date     Date                                                               Firm    1 day  30 days  60 days    LTM     LTM   LTM
  Ann.     Eff.  Acquiror  Target                Target Description           Value   Prior   Prior    prior   Revenues  EBIT EBITDA
------------------------------------------------------------------------------------------------------------------------------------
6/14/01 Pending  Ciber     Aris                  Provides IT services          $20.6   47.7%   78.0%   69.2%     0.3x    NM    NM
5/13/01 Pending  Excelon   C-bridge              Provides IT services           37.8   46.0    90.9     9.3      0.4     NM    NM
5/14/01 Pending  Motient   Rare Medium Group(1)  Provides IT services           41.0  (47.1)  (30.5)  (42.8)     0.4     NM    NM
4/19/01 6/7/01   IBM       Mainspring            Provides eStrategy Consulting  12.7   25.0    56.1    23.1      0.3     NM    NM

                          ----------------------------------------------------------------------------------------------------------
                           High                                                        47.7%   90.9%   69.2%     0.4x    NM    NM
                           Median                                                      35.5    67.0    16.2      0.4x    NM    NM
                           Mean                                                        17.9    48.6    14.7      0.4x    NM    NM
                           Low                                                        (47.1)  (30.5)  (42.3)     0.3x    NM    NM
                          ----------------------------------------------------------------------------------------------------------

Source: Securities Data Corp. public filings, research and PR newswires.
Firm Values are calculated assuming 100% of the company is purchased.
(1) Firm value includes only marketable securities and equity investments of $7.9 M in unconsolidated affiliates.












                                                     [LOGO SALOMON SMITH BARNEY]

PUBLIC/PUBLIC IT SERVICES PRECEDENT TRANSACTIONS


Public/Public Acquisitions
($ in millions)



       Date        Date                                                                                                      Firm
       Ann.        Eff.  Acquiror                      Target                         Target Description                     Value
------------------------------------------------------------------------------------------------------------------------------------
    6/14/01     Pending  Ciber                         Aris                           Provides IT services                    $20.6
    5/23/Ol     Pending  Excelon                       C-bridge                       Provides IT services                     37.8
    5/14/01     Pending  Motient                       Rare Medium Group (1)          Provides IT services                     41.0
     5/7/01     Pending  Dimension Data                Proxicom (2)                   Provides IT services                    383.8
    4/19/01      6/7/01  IBM                           Mainspring                     Provides eStrategy Consulting            12.7
     4/2/01     Pending  EDS                           Systematics AG                 German IT services firm                 647.8
     4/2/01      4/2/0l  Divine (3)                    marchFirst (assets)            Provides IT services                    101.9
    3/12/01     Pending  Novell                        Cambridge Technology Partners  Provides IT services                    150.6
    2/2l/0l     Pending  CGI Croup                     IMRglobal                      Provides IT services / Offshore         438.4
    2/12/01     4/23/01  Schlumberger                  Sema Group                     Provides IT services                  5,519.8
   10/27/00      3/7/01  Silverline Technologies       SeraNova, Inc.                 Provides Offshore e-Business svcs        63.7
   10/16/00    11/28/00  Schlumberger                  Convergent Group               Provides IT services                    364.8
    6/20/00     9/14/00  Commerce One Inc.             AppNet Inc.                    Internet consulting and eCommerce     1,168.5
    6/20/00    12/18/00  Computer Sciences Corporation Mynd Corporation               Provides IT services                    777.4
     4/3/00     5/31/00  CMG Plc                       Admiral Plc                    Provides IT services                  2,078.9
    3/22/00     6/15/00  PSINet, Inc.                  Metamor Worldwide              Internet consulting and eCommerce     2,156.7
    1/17/00     3/10/00  Xansa Plc                     Druid Group Plc                IT Consulting                         1,071.5
   12/28/80      5/1/00  Leapnet Inc.                  SPR Inc.                       IT Consulting                            85.7
   12/13/99      3/1/00  Whittman-Hart, Inc.           USWeb/CKS Corp.                Provides internet solutions           6,856.4
    8/10/99    10/18/99  Lucent Technologies           International Network Services Network consulting and eCommerce      3,234.2
    8/10/99     11/3/99  Razorfish                     International Integration      Internet consulting and eCommerce       502.0
    6/24/99     11/8/99  Answer Think                  THINK New Ideas                Internet consulting and eCommerce       205.7
    5/18/99      9/1/99  Aris Corp.                    fine.com International Corp.   Internet consulting and eCommerce        12.3
     2/8/99     3/17/99  Computer Associates           Computer Mgmt. Sciences        IT Consulting & Software Dvlp Svcs      427.8
     4/9/98    12/17/98  USWeb/CKS Corp.               CKS Corp.                      Provide integrated marketing svcs       586.4
     4/9/98     7/27/98  Complete Business Solutions   Claremont Technology Group     Provides business solutions             278.5
     3/3/98     5/20/98  Xerox Corp.                   XLConnect Solutions            Provides enterprise wide solutions      402.9

                                                       -----------------------------------------------------------------------------
                                                       High
                                                       Median
                                                       Mean
                                                       Low
                                                       -----------------------------------------------------------------------------
19


                        Premium                    Firm Value
              --------------------------   ---------------------------
       Date   1 day    30 days   60 days      LTM       LTM      LTM
       Ann.   Prior     Prior     prior     Revenues    EBIT    EBITDA
----------------------------------------------------------------------
    6/14/01     47.7%    78.0%     69.2%       0.3x       NM       NM
    5/23/Ol     46.0     90.9       9.3        0.4        NM       NM
    5/14/01    (47.1)   (30.5)    (42.8)       0.4        NM       NM
     5/7/01     32.5    135.3       6.2        1.8        NM    160.6
    4/19/01     25.0     56.1      23.1        0.3        NM       NM
     4/2/01      0.8     10.4      72.6        1.2        NA     17.1
     4/2/01       NA       NA       NA         NA         NA       NA
    3/12/01     25.5      1.8      88.3        0.3        NM       NM
    2/2l/0l     45.5     63.4      52.0        1.7        NA       NA
    2/12/01     17.9     57.7      83.6        2.5      39.4     23.8
   10/27/00     27.0    (5.4)     (30.5)       0.9        NM       NM
   10/16/00     65.6     73.6      13.6        4.8      68.8     53.1
    6/20/00      2.6     97.2      97.9        8.7     221.1    134.2
    6/20/00     46.3     56.1      48.0        1.2        NM     14.7
     4/3/00     46.9      0.3      60.1        7.7      56.2     55.7
    3/22/00     94.3    121.3      24.3        3.7      60.4     33.6
    1/17/00     41.8     35.4      47.4       11.3      55.2     62.2
   12/28/00     27.0     35.0      32.0        1.2      88.3     33.5
   12/13/99    (13.9)    39.0      44.2       16.9     153.4     36.1
    8/10/99     16.3     45.4      23.6       11.9      71.2     60.5
    8/10/99     13.8     47.4      19.8       11.1      38.4     35.6
    6/24/99     14.3     51.6      28.4        4.0        NM       NM
    5/18/99    102.2    127.5      73.3        2.0        NM       NM
     2/8/99     19.2     98.2      38.3        4.8      25.9     21.9
     4/9/98     30.8    (15.1)    (13.1)       4.0      48.5     36.9
     4/9/98     10.7     77.9      95.3        3.4        NM     29.3
     3/3/98    (11.1)    27.5      19.4        3.0      49.6     32.7

----------------------------------------------------------------------
High           102.2%   135.3%     97.9%      16.9x    221.1x   160.6x
Median          26.3     53.8      35.2        2.8      56.2     35.6
Mean            28.0     52.9      37.8        4.2      75.1     49.5
Low            (47.1)   (30.5)    (42.8)       0.3      25.9     14.7
----------------------------------------------------------------------

Source: Securities Data Core, public filings, research and PR newswires.

Firm Values are calculated assuming 100% of the company is purchased.

(1) Firm Values includes only marketable securities and equity investments of $7.9M in unconsolidated affiliates.

(2) Firm Value includes a $10 million break up fee Proxicom paid Compaq to terminate a prior merger agreement.

(3) Divine purchased certain assets from marchFirst, including the former Whittman-Hart operations, HostOne application hosting unit, SAP implementation practice, value-added reseller business, iCampus training and technology unit, certain Asian JV's and the assets of its BlueVector venture capital arm. Approximately 2,100 employees will be transferred to Divine as a result of the transaction. Divine/Whittman-Hart will be paid approximately $12.5 million in cash and will be issued a $27.75 million and a $29.75 million balloon note payable in five years. As part of the agreement, marchFirst will also be eligible for up $31.9 million in bonus payments.





                                                     [LOGO SALOMON SMITH BARNEY]

PRIVATE MARKET VALUATION


                                                                                                                  IMPLIED EQUITY
PRIVATE MARKET COMPARABLES    COMPANY NAME  MULTIPLE RANGE  IMPLIED FIRM VALUE RANGE  IMPLIED EQUITY VALUE (a)  VALUE PER SHARE (b)
(dollars in millions, except                --------------  ------------------------  ------------------------  -------------------
 per share data)                  DATA      LOW       HIGH       LOW       HIGH           LOW       HIGH           LOW       HIGH
------------------------------------------  --------------  ------------------------  ------------------------  -------------------
FIRM VALUE/

LTM Revenues                     $204.6     0.3x      0.5X      $61.4      $102.3        $127.7    $168.6         $2.79     $3.66

-----------------------------------------------------------------------------------------------------------------------------------

                                                                       ------------------------------------------------------------
                                                                       AGENCY.COM REFERENCE VALUE RANGE           $2.79     $3.66
                                                                       ------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

Source: Company Filings and SSB Research estimates.

(a) Equity Value reflects Cash and Marketable Securities of $71.8 and assumed Debt of $5.5.

(b) Equity Value per share reflects 38.8 million shares,10,842,208 Options with a Weighted Average Exercise Price of $10.20 and 5,168,000 Warrants with a Weighted Average Exercise Price of $0.01.






                                                     [LOGO SALOMON SMITH BARNEY]

NET PRESENT VALUE OF OFFER TO CERTAIN ACOM FOUNDERS


SENSITIVITIES USED BY CERTAIN ACOM FOUNDERS TO EVALUATE SENECA OFFER


(DOLLARS IN MILLIONS)     2002       2003       2004       2005       2006
--------------------------------------------------------------------------------
REVENUE

High                  $   200.0   $  270.0   $  351.0   $  438.8   $  548.5
Medium                    162.5      203.1      253.9      317.4      396.7
Low                       143.0      157.3      173.0      190.3      209.4
--------------------------------------------------------------------------------
PROFIT BEFORE TAX

High                  $    15.0   $   27.0   $   42.1   $   52.7   $   65.8
Medium                      3.0       20.3       30.5       38.1       47.6
Low                         0.0       15.7       17.3       19.0       20.9


ILLUSTRATIVE PAYMENTS - MEDIUM CASE



                                 2001        2002        2003       2004         2005        2006
-------------------------------------------------------------------------------------------------------
Revenues                     $  127.9    $  162.5     $  203.1    $  253.9    $  317.4    $  396.7
      GROWTH                     --          27.1%        25.0%       25.0%       25.0%       25.0%
PBT                             (38.6)        3.0         20.3        30.5        38.1        47.6
      MARGIN                     --           1.8         10.0        12.0        12.0        12.0
Net Income                      (22.0)       (8.1)        12.2        18.3        22.9        28.6
      MARGIN                     --          --            6.0%        7.2%        7.2%        7.2%
-------------------------------------------------------------------------------------------------------
Certain Founders Payment     $   12.7    $    3.0     $   10.2    $    5.0    $    6.0    $    9.1
-------------------------------------------------------------------------------------------------------


NPV OF PAYMENT (INCL. $12.7 MILLION CASH)



                                            CASE
                             -------------------------------------
EQUITY DISCOUNT RATE             High      Medium          Low
--------------------             ----      ------          ---
14.0%                            $45.2      $33.1         $21.3
15.0                              44.3       32.5          21.0
16.0                              43.5       31.9          20.8
17.0                              42.8       31.3          20.5




     NPV OF PAYMENT PER SHARE (INCL. $1.42 CASH PER SHARE)



                                            CASE
                             -------------------------------------
EQUITY DISCOUNT RATE             High      Medium          Low
--------------------             ----      ------          ---
14.0%                            $5.04      $3.69         $2.38
15.0                              4.95       3.62          2.35
16.0                              4.86       3.56          2.32
17.0                              4.77       3.49          2.29


NOTE:  BASED ON 9.0 MILLION SHARES PURCHASED.


Note: Based on high, medium and low cases as used by certain founders in their consideration of the Seneca offer. Analysis assumes PBT taxed at a rate of 40%. Valued as of August 31, 2000.

                                                     [LOGO SALOMON SMITH BARNEY]

APPENDIX








                                                     [LOGO SALOMON SMITH BARNEY]

A.    COMPANY PROFILES







                                                     [LOGO SALOMON SMITH BARNEY]

OMNICOM


--------------------------------------------------------------------------------
BUSINESS DESCRIPTION
--------------------------------------------------------------------------------

Omnicom is the world's second largest advertising holding company based on 2000 revenues of $6.2 billion. It provides traditional advertising and nontraditional marketing services on a global basis. Omnicom is one of two diversified communications companies with three global advertising networks:
BBDO Worldwide, DDB Worldwide and TBWA Worldwide. It also owns four national advertising agencies - Goodby, Silverstein & Partners, GSD&M, Martin Williams and Merkley Newman Harty - and a top five independent media planning/buying operation, Optimum Media. Through its Diversified Agency Services (DAS) group, Omnicom provides direct response marketing, public relations, sales promotion, healthcare marketing and other specialty communications.

Known for its innovation and for being at the forefront of change in the industry, Omnicom established Communicade almost five years ago to serve as a holding company for its public and private investments in leading interactive and digital media companies. Communicade now holds minority stakes in 6 public (Razorfish, AGENCY.COM, L90, Netcentives, Organic and AnswerThink) and 12 independent private companies. Omnicom has actively increased stakes during opportunistic times, as well as sold shares from time to time (e.g., Razorfish for a $110 million net pretax gain in the first quarter of 2000). Although not part of Communicade, Omnicom also has dozens of integrated interactive offerings through its independent agency groups, such as DDB Digital and Rapp Digital. In an effort to shore up its trouble I-shops, Omnicom entered into an agreement with Pegasus Partners (a venture capital firm) to create a new holding company out of its existing investments.

[GRAPHIC OF OMNICOM STOCK PRICE AND VOLUME FOR JUNE 15, 2000 THROUGH JUNE 15, 2001 OMITTED]

--------------------------------------------------------------------------------
SELECTED FINANCIAL DATA
--------------------------------------------------------------------------------


($ in Millions)                         Year Ending December 31,
                         -------------------------------------------------------
                             1998          1999          2000         2001E
                         -------------------------------------------------------

Revenues                 $  4,290.9    $  5,130.6    $  6,154.2    $  6,949.4
      REVENUE GROWTH           --            19.6%         20.0%         12.9%

Gross Profit                1,732.3       2,076.5       2,520.9       2,851.1
      GROSS MARGIN             40.4%         40.5%         41.0%         41.0%

EBITDA                        726.2         919.8       1,103.8       1,259.7
      EBITDA MARGIN            16.9%         17.9%         17.9%         18.1%

Net Income                    278.8         362.9         435.5         518.2
      NET MARGIN                6.5%          7.1%          7.1%          7.5%

Note: Estimates from Wall Street Research.

--------------------------------------------------------------------------------
STOCK PRICE GRAPH
--------------------------------------------------------------------------------

                                [GRAPHIC OMITTED]

APRIL 24, 2001 - Omnicom Group Inc. today announced that net income for the first quarter of 2001 increased 20% to $95.3 million from $79.7 Note: Estimates from Wall Street Research. million in the first quarter of 2000.

APRIL 16, 2001 - The Goodyear Tire & Rubber Company today named Goodby, Silverstein & Partners as its advertising agency of record for the Goodyear brand business in North America.

APRIL 2, 2001 - Pegasus Partners II, L.P. and Omnicom Group Inc. have entered into an agreement in principle to form a new e-services holding company. As part of the agreement in principle, Omnicom will contribute several of its existing investment positions in e-services consulting companies held by its Communicade unit, including interests in publicly traded companies AGENCY.COM, Organic and Razorfish.



                                                     [LOGO SALOMON SMITH BARNEY]
23

PEGASUS

--------------------------------------------------------------------------------
BUSINESS DESCRIPTION
--------------------------------------------------------------------------------

Founded in 1996, Pegasus Capital Advisors has $616.1 million under capital. It operates through two funds: Pegasus Venture Partners, L.P. - a $55 million turnaround fund - and Pegasus Partners II, L.P. - a $561.1 million buyout fund. Pegasus Capital Advisors currently has 7 companies within its portfolio:

PEGASUS VENTURE PARTNERS, L.P.

o CUSTOMER ANALYTICS - Provides customer relationship management/marketing software. The Company delivers Enterprise Relationship Management (eRM) solutions that help organizations leverage analytical information and knowledge and rapidly make it actionable at all points of contact throughout the organization, including customer-facing and electronic channels. (6/1/98; $1.3 million investment).

o GENOPLEX - Develops molecular and quantitative genetic methods, combined with modern genome techniques and sophisticated mouse and nematode genetics, to provide genetic discovery information critical in the development of diagnostic and therapeutic products targeting neural behavior health and aging markets. The Company is spinning off its comparative genomics platform to form "Evolutionary Genomics, Inc." (9/15/97; $137 K investment).

o GENOMICA CORPORATION - Develops software that helps scientists in computer-aided gene discovery and functional analysis. The Company's software allows scientists to drive the gene discovery and functional analysis process faster and more efficiently. (10/3/97; $627 K investment).

o JENZABAR.COM - Provides Web-based intranet applications to educational institutions, serving as a higher education portal for university professors, students and administrators. The Company provides relevant information for each login user regarding classes, registration information and other news. The Company's tools also allow faculty members to develop and publish course materials online. (2/29/00; $11.7 million investment).

PEGASUS PARTNERS II, L.P.

o MERISANT - global corporation that manufactures and markets a variety of tabletop sweetener products with sales in more than 100 countries worldwide.

o PEGASUS APPAREL GROUP - New York-based fashion conglomerate of luxury boutiques. (4/1/00; $10.9 million investment).

o IMAGESAT INTERNATIONAL - Plans to provide geospatial information products and services from a constellation of high resolution satellites placed in orbit. The Company will rely on imaging technologies developed by Israeli Aircraft Industries along with its own technologies to provide customers with a cost-effective and quick access to information derived from high-detail, rapid-revisit Earth imagery. Initial target market will be the government sector, but it will later include commercial and consumer applications worldwide. (7/1/00; $45.0 million investment).

--------------------------------------------------------------------------------
RECENT NEWS
--------------------------------------------------------------------------------

4/2/01 - Pegasus Partners II, L.P. and Omnicom Group Inc. have entered into an agreement in principle to form a new e-services holding company. As part of the agreement in principle, Omnicom will contribute several of its existing investment positions in e-services consulting companies held by its Communicade unit, including interests in publicly traded companies AGENCY.COM, Organic and Razorfish. The goal of the agreement is to maximize consolidation and other strategic opportunities among companies in the currently depressed e-services consulting and professional services marketplace.



                                                     [LOGO SALOMON SMITH BARNEY]
24

B.    EQUITY DISCOUNT RATE CALCULATION






                                                     [LOGO SALOMON SMITH BARNEY]

EQUITY DISCOUNT RATE ANALYSIS



COMPARABLE COMPANIES



                          Beta
------------------------------
ADVANCED INTEGRATORS

Digitas Inc.              1.45
Modem Media               1.24
Organic, Inc.             0.57
Razorfish                 2.66
                        ------
Mean                      1.48
------------------------------



CALCULATION OF EQUITY DISCOUNT RATE



                                                     LOW           HIGH
--------------------------------------------------------------------------
U.S. Risk Free Rate (30 Year U.S. Treasury)         5.67%         5.67%

Equity Market Risk Premium                          5.50%         7.50%
Equity Beta                                         1.48          1.48
--------------------------------------------------------------------------
Adjusted Equity Market Risk Premium                 8.14%        11.10%

COST OF EQUITY                                     13.81%        16.77%

--------------------------------------------------------------------------







                                                     [LOGO SALOMON SMITH BARNEY]
25